Exhibit 10.62

                                              PAGES WHERE CONFIDENTIAL TREATMENT
                                                    HAS BEEN GRANTED ARE STAMPED
                                              "CONFIDENTIAL TREATMENT REQUESTED.
                                       THE REDACTED MATERIAL HAS BEEN SEPARATELY
                                              FILED WITH THE COMMISSION PURSUANT
                                             TO A CONFIDENTIAL TREATMENT REQUEST
                                                THE APPROPRIATE SECTION HAS BEEN
                                          MARKED AT THE APPROPRIATE PLACE AND IN
                                                    THE MARGIN WITH A STAR (*)."

                                 VENICE COMPLEX

                               OPERATING AGREEMENT

                            ______________ 1, 1996

                                     BETWEEN

                               CHEVRON U.S.A. INC.

                                       AND

                            WARREN PETROLEUM COMPANY

1. Definitions...............................................................1

2. Term......................................................................3

3. Operating Services........................................................5

4. Operating Fee and Other Overhead..........................................8

5. Operating Expenses........................................................9

6. Accounting Procedures....................................................13

7. Reports..................................................................17

8. Relationship of the Parties..............................................18

9. Force Majeure............................................................19

10. Dispute Resolution......................................................20

11. Bond....................................................................22

12. Liens...................................................................22

13. Notices.................................................................22

14. Assignment..............................................................23

15. Early Termination of Agreement..........................................23

16. Transition upon Termination.............................................24

17. Confidentiality.........................................................24

18. Miscellaneous...........................................................25

                                 VENICE COMPLEX

                               OPERATING AGREEMENT

         THIS AGREEMENT is dated as of ______________ 1, 1996, by and between CHEVRON U.S.A. INC., a Pennsylvania corporation, hereinafter referred to as "Chevron", and WARREN PETROLEUM COMPANY, LIMITED PARTNERSHIP, a Delaware limited partnership, hereinafter referred to as "Contractor".

                                   WITNESSETH:

         WHEREAS, Chevron owns or controls the "Venice Complex" located in Plaquemines Parish, Louisiana; and

         WHEREAS, Chevron desires to hire Contractor to operate said Complex;
and

         WHEREAS, Contractor is willing to operate said Complex for Chevron under the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.       DEFINITIONS

         As used in this Agreement, the following words and terms shall have the meanings here ascribed to them:

         1.1. "Annual Budget" means an estimate of expenditures necessary to operate the Venice Complex for a calendar year or portion thereof.

         1.2. "AFE" or "Authority for Expenditure" means a document prepared by Contractor which indicates the costs and describes work to be performed and the economics thereof.

         1.3. "Affiliate" means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or in

                                       -1-

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

                  directly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns 50% or more of the voting securities of the specified Person, if the specified Person owns 50% or more of the voting securities of such Person, or if 50% or more of the voting securities of the specified Person and such Person are under common control.

         1.4.     "Approved AFE" means an AFE executed by Chevron.

         1.5. "Authorized Expenditures" means Expenditures set forth in an Annual Budget, or in an Approved AFE, or otherwise authorized as set forth under Section 5.3 hereof.

         1.6. "Expenditures" means the cost and expenses of operating and maintaining the Venice Complex.

         1.7.     "Month" means a calendar month.

         1.8. "Operating Fee" means a monthly fee payable by Chevron to Contractor for services rendered under this Agreement, which
* Operating Fee shall equal [REDACTED] as of the effective date of this Agreement. Said Operating Fee shall compensate Contractor for various duties as follows:

                  1.8.1. For duties pertaining to the onshore facilities of the Venice Gathering Company, including without limitation the Delta Gathering Station and its
*                          associated water disposal system, [REDACTED].

                  1.8.2.   For duties pertaining to the Venice barge terminal
*                          and Venice storage wells, [REDACTED].

                  1.8.3. For duties pertaining to the Venice gas processing plant, including without limitation the Venice Stabilizer Plant and the Venice fractionation
*                          facility, [REDACTED]

                  1.8.4.   For duties pertaining to the West Delta 41/117
*                          onshore tank battery, [REDACTED].

                  1.8.5.   For duties pertaining to the Bastian Bay onshore tank
*                          battery, [REDACTED].

                                      -2-
                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

                  1.8.6.   For duties pertaining to the West Delta 27 onshore
*                          tank battery, [REDACTED].

                  1.8.7.   For duties pertaining to the two West Bay pipeline
*                          scrubbers, [REDACTED].

                  If in accordance with Section 2.2 either party terminates this Agreement as to one or more of the above facilities, then the Operating Fee shall be reduced in accordance with the above-described portions thereof.

         1.9.     "Venice Account" means that bank account referred to in
                  Section 6.1 hereof.

         1.10. "Venice Complex" means that complex of facilities owned or controlled by Chevron, located in Plaquemines Parish, Louisiana, and illustrated on Exhibit "E", which Contractor will be operating pursuant to this Agreement, including (1) the Venice gas processing plant which includes the Venice Stabilizer Plant adjacent thereto, (2) the Venice fractionation facility, (3) the Venice barge terminal, (4) the Venice storage wells, (5) the onshore facilities and equipment of Venice Gathering Company, including without limitation the Delta Gathering Station and its associated water disposal system, (6) the West Delta 41/117 onshore tank battery owned by Chevron, (7) the West Delta 27 onshore tank battery owned by Chevron and Exxon Company, U.S.A., and previously operated by Chevron in accordance with the joint operating agreement between such owners, (8) the Bastian Bay onshore tank battery previously operated by Chevron on behalf of Phillips Petroleum Company in accordance with that certain Facility Operating Agreement dated December 3, 1992, (9) two scrubbers connected to gas pipelines entering the Venice Stabilizer Plant and the Delta Gathering Station, respectively, from Chevron's and Texaco's West Bay field, and (10) all appurtenant facilities and equipment associated with each of the foregoing. The Venice Gathering Company, its appurtenant facilities or equipment (excluding such onshore facilities and equipment addressed in (5) above), which system is connected to the Venice Complex, shall be operated by Chevron.

2.       TERM

         2.1.     PRIMARY TERM
                  Subject to Sections 2.2 and 2.4 below, the primary term of
* this Agreement shall be [REDACTED], commencing on ______________ 1, 1996 (or the effective date of the merger forming Warren Petroleum Company from certain assets of NGC Corporation and of Chevron U.S.A. Inc., if different

                                      -3-

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                       THE REDACTED MATERIAL HAS
                                      BEEN SEPARATELY FILED WITH THE COMMISSION.

*                 from the foregoing date), and ending on [REDACTED].
                  Thereafter, this Agreement shall continue in effect from year to year (e.g., August 1 through July 31) unless terminated by Chevron upon 90 days' notice prior to the termination of the primary term or subsequent anniversary thereof.

         2.2.     PARTIAL TERMINATION OWING TO SALE OF FACILITIES
                  If Chevron sells in the aggregate 50% or more of its interest in and to all or a substantial portion of the major facilities forming a part of the Venice Complex as defined herein, then either party may terminate this Agreement, as to such facility or facilities in which such interest(s) have been sold. If such a sale occurs within the first 12-month period during the term of this Agreement, the terminating party shall give the other party at least 60 days' prior written notice of such termination with respect to the facility or facilities affected. If such a sale occurs thereafter, the terminating party shall give the other party at least 120 days' prior written notice of such termination with respect to the facility or facilities affected; provided, however, that only 60 days' prior written notice of such termination will be required if such sale pertains to Chevron's share of West Delta 27 onshore tank battery or the West Delta 41/117 onshore tank battery. With respect to duties pertaining to the Bastian Bay onshore tank battery, Chevron may terminate this Agreement at any time upon at least 60 days' prior written notice to Contractor. The obligation of each party to settle all accounts and debts owed to the other party shall survive a partial or full termination as contemplated in this Section 2.1.

         2.3.     EARLY TERMINATION OWING TO SALE OF FACILITIES

                  2.3.1.   BY CHEVRON
                           If pursuant to Section 2.2 this Agreement has been partially terminated with respect to duties pertaining to the facilities identified in both Sections 1.8.1. and 1.8.3., then for a period of 90 days after the effective date of the latter such termination, Chevron shall have the right to terminate this Agreement as to the remainder of facilities and duties covered, by so notifying Contractor in writing. If Chevron does not exercise such right within such 90-day period, then this Agreement shall remain in force in accordance with the terms hereof. Any termination pursuant to this
                           Section 2.3.1 shall be effective on the first day of the month next following a period of 90 days after such notice of termination. The obligation of each party to settle all accounts and debts owed to the other party shall survive a partial or full termination as contemplated in this Section 2.3.1.

                                      -4-

                  2.3.2.   BY CONTRACTOR
                           If pursuant to Section 2.2 this Agreement has been partially terminated with respect to duties pertaining to the facilities identified in both Sections 1.8.2. or 1.8.3., then for a period of 90 days after the effective date of the latter such termination, Contractor shall have the right to terminate this Agreement as to the remainder of facilities and duties covered, by so notifying Chevron in writing. If Contractor does not exercise such right within such 90-day period, then this Agreement shall remain in force in accordance with the terms hereof. Any termination pursuant to this
                           Section 2.3.2 shall be effective on the first day of the month next following a period of 90 days after such notice of termination. The obligation of each party to settle all accounts and debts owed to the other party shall survive a partial or full termination as contemplated in this Section 2.3.2.

         2.4.     ECONOMIC OR OPERATIONAL HARDSHIP
                  If conditions change such that this Agreement causes, or could reasonably be expected to cause a material long-term economic or operational hardship to either party, upon the written request of either party, Chevron and Contractor shall meet to renegotiate in good faith such burdensome terms and provisions so as to make them fair and equitable. Such renegotiations shall occur within 30 days of the date of the non-requesting party's receipt of such written request for such renegotiations. If the parties are unable to agree on new provisions to replace such burdensome terms and provisions within 90 days of the non-requesting party's receipt of such written request, the matter shall be submitted to the dispute resolution procedures set forth in Section 10 hereof. If new provisions are agreed upon or otherwise established under this
                  Section 2.4, such new provisions shall be as of the date of such resolution, if such provisions are operational in nature, or as of the date on which the notice commencing renegotiations was given, if such provisions are economic in nature.

3.       OPERATING SERVICES

         3.1.     OPERATOR
                  Chevron hereby engages Contractor as an independent contractor to perform the duties of operator of the Venice Complex as set forth herein, and Contractor agrees to perform such duties and act as operator pursuant to this Agreement.

         3.2.     EMPLOYEES
                  The number of employees used by Contractor in conducting operations hereunder, their selection, the hours of labor, and their compensation for services performed shall be determined by Contractor. -5-

         3.3.     RESPONSIBILITIES
                  Contractor shall perform the duties of operator on behalf of Chevron, as provided in Exhibit "D" of this Agreement.

         3.4.     ACCESS BY CHEVRON AFFILIATES
                  Contractor shall permit access at all reasonable times to the Venice Complex for Chevron affiliates (e.g., Chevron Pipe Line Company) for operation and maintenance of meters, pumps, facilities and equipment located at the Venice Complex and owned and operated by such affiliates; provided, however, that Chevron's affiliates shall use reasonable efforts to schedule and perform such activities in a manner designed to minimize disruption or interference with Contractor's operations.

         3.5.     STANDARD OF CARE
                  Contractor shall perform the services as operator of the Venice Complex in a safe, proper and workmanlike manner with that degree of diligence and prudence which would be reasonably and ordinarily exercised by experienced operators engaged in a similar activity under similar circumstances and conditions. Contractor shall do or cause to be done all such acts and things within its control as may be reasonably necessary to operate and maintain the Venice Complex in compliance with the requirements of all applicable federal, state, regional and local laws, rules, regulations and orders. Contractor, in its capacity as operator pursuant to this Agreement, shall assume no other liability to Chevron except in the case of Contractor's gross negligence or willful misconduct. Contractor's superintendent shall live near the Venice Complex unless otherwise approved by Chevron.

         3.6.     INDEMNIFICATION
                  CONTRACTOR COVENANTS AND AGREES TO FULLY DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS CHEVRON, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, FROM AND AGAINST EACH AND EVERY CLAIM, DEMAND OR CAUSE OF ACTION AND LIABILITY, COST AND/OR EXPENSE (INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEYS' FEES AND EXPENSES INCURRED IN DEFENSE OF CHEVRON, ITS OFFICERS, DIRECTORS, EMPLOYEES AND/OR AGENTS), FOR DAMAGE OR LOSS WHICH MAY BE MADE OR ASSERTED BY CONTRACTOR'S OFFICERS, DIRECTORS, EMPLOYEES AND/OR AGENTS OR WHICH MAY BE MADE OR ASSERTED BY ANY SUBCONTRACTOR, SUBCONTRACTOR'S OFFICERS, DIRECTORS, EMPLOYEES, AND/OR AGENTS, OR WHICH MAY BE MADE OR ASSERTED BY ANY THIRD PARTY, CAUSED BY, ARISING DIRECTLY OUT OF OR IN CONNECTION WITH CONTRACTOR'S AND ITS EMPLOYEES' GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

                                       -6-

                  IT IS THE SPECIFIC INTENT OF THE INDEMNITY AGREEMENT THAT CONTRACTOR FULLY DEFEND, INDEMNIFY, AND HOLD HARMLESS CHEVRON FROM AND AGAINST ALL CLAIMS ARISING FROM (BUT ONLY TO THE EXTENT OF) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CONTRACTOR, ITS EMPLOYEES, SUBCONTRACTORS OR THEIR EMPLOYEES.

         3.7.     INSURANCE
                  As to all operations hereunder, Contractor shall maintain at Chevron's expense, and shall require any subcontractors it may engage to maintain, at all times during the term of this Agreement, the insurance coverage set forth below with companies satisfactory to Chevron with full policy limits applying, but not less than, as stated. Chevron, its parent, subsidiaries, and affiliated companies, co-owners and joint venturers if any, and all of their employees, officers, directors, and agents, shall be named as additional insureds in each of the policies hereinabove described.

                  The minimum coverage shall be as follows:

                  3.7.1. Provide Worker's Compensation with employer's liability limits as required by the State of Louisiana.

                  3.7.2. Provide Auto Liability, including employer's non-owned coverage, with minimum limits of $1,000,000.

                  3.7.3. Provide General Liability coverage with minimum limits of $1,000,000 bodily injury and property damage each and in the aggregate to include broad form property damage coverage.

                  3.7.4. Provide Umbrella Liability coverage with limits of at least $5,000,000.

                  Each policy shall be endorsed to provide waiver of subrogation rights in favor of Chevron, its subsidiaries and affiliates and all other parties owning an interest in the Venice Complex. To the extent permitted under law, Contractor may self-insure against such losses, and shall bill Chevron for provision of self-insurance at rates no greater than those commonly available from third party insurers.

         3.8.     PERSONNEL AND INDEMNIFICATION

                  IF CHEVRON UNDERTAKES ANY CAPITAL PROJECT ON THE VENICE COMPLEX UNRELATED TO THE WORK TO BE PERFORMED BY CONTRACTOR PURSUANT TO THIS OPERATING AGREEMENT, CHEVRON RESERVES THE RIGHT, AT ITS OPTION, TO USE ITS OWN TECHNICAL, ADMINISTRATIVE AND SUPERVISORY PERSONNEL ON ANY SUCH CAPITAL PROJECT; PROVIDED, HOWEVER, THAT CHEVRON AGREES TO INDEMNIFY AND HOLD CONTRACTOR

                                      -7-
                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

                  HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES AND LIABILITIES ON ACCOUNT OF PERSONAL INJURY, DEATH OR PROPERTY DAMAGE ARISING OUT OF CHEVRON'S NEGLIGENCE OR STRICT LIABILITY IN CONNECTION WITH ANY SUCH CAPITAL PROJECT, EXCEPT IF AND TO THE EXTENT ANY SUCH CLAIMS, LOSSES AND LIABILITIES WERE CAUSED BY THE CONTRACTOR'S SOLE NEGLIGENCE.

4.       OPERATING FEE AND OTHER OVERHEAD

         4.1.     OPERATING FEE
                  As consideration for the services rendered by Contractor hereunder, Chevron shall pay to Contractor the Operating Fee.

         4.2.     CAPITAL IMPROVEMENTS
                  For any capital expenditure projects provided and managed by Contractor, Contractor shall receive an overhead charge on each project as follows:

*                 4.2.1.   For capital projects under [REDACTED] of the capital
*                          costs (not to exceed [REDACTED]).

*                 4.2.2.   For capital projects [REDACTED] of the portion of the
*                          capital costs over [REDACTED].

*                 4.2.3.   For capital projects over [REDACTED]

         4.3.     RENEGOTIATION OF OPERATING FEE

* Every [REDACTED] after the effective date of this Agreement, either party shall have the option to open this Agreement solely for the purpose of renegotiating the fees to be paid for services rendered hereunder. To exercise such option, a party shall provide to the other party written notification (the "Renegotiation Notice") of its desire to renegotiate fees for any or all services rendered hereunder at least 90 days before the expiration of such 5-year period. In any such renegotiations, the parties shall continue to recognize that the fees to be paid for services rendered hereunder must reflect the fair market value of comparable services provided and received by third persons who are not affiliates of either party in the area(s) where such services are being provided. If, after negotiating in good faith for a period of 90 days following the date of the Renegotiation Notice, the parties are unable to agree upon a mutually satisfactory fee for the services in question, the matter shall be submitted to the dispute resolution procedures as provided in Section 10 hereof. During the period while such negotiations or dispute resolution procedures are ongoing until a new fee is agreed to or otherwise established as provided herein, the fee for the services in question shall be determined in accordance with the fee arrangement that was applicable immediately prior to the date of the Renegotiation Notice. If a new fee is agreed to or otherwise established under this Section 4.3, such new fee shall be effective as of, and shall, if necessary, be made retroactive to, the first day of the applicable 5-year period immediately following the Renegotiation Notice.

5.       OPERATING EXPENSES

         5.1.     EXPENSES COVERED

                  Contractor, pursuant to Section 6 hereof, shall promptly pay and Chevron shall reimburse Contractor for all of the Authorized Expenditures of the Venice Complex on a "when-and-as-paid" basis, including the following:

                  5.1.1.   SALARIES AND WAGES

                           Salaries and wages of Contractor's employees employed on the Venice Complex property in connection with operations of or while in transit to or from the Venice Complex. Other expenses associated with these employees to the extent the employees' salaries and wages are chargeable are also chargeable as follows:

                           5.1.1.1. Contractor's cost of holiday, vacation,
                                    sickness, and disability benefits and other customary allowances available to all employees, but specifically excluding severance compensation programs and all employee relocation expenses. Such costs may be charged on a "when-and-as-paid" basis or by "percentage assessment" on the amount of salaries and wages chargeable to the Venice Account. If percentage assessment is used, the rate shall be based on the Contractor's recent cost experience.

                           5.1.1.2. Expenditures or contributions made pursuant
                                    to assessments imposed by governmental
                                    authority incurred by the Contractor
                                    associated with salaries, wages, and
                                    benefits charges to the Venice Account.

                           5.1.1.3 Reimbursable travel, meals and lodging of these employees.

                           5.1.1.4. Government-mandated training, including the
                                    wages, salaries, training course cost, and reimbursable travel, meals, and lodging incurred during the training session. The cost of the training course will be limited to prevailing commercial rates.

                           5.1.1.5. Contractor's cost of established plans for
                                    employees' benefits.

                  5.1.2.   OFFICE SUPPLIES
                           Cost of stationery and office supplies, cleaning, repairing and maintaining of office equipment, photostats, blueprints, etc. at the Venice Complex.

                  5.1.3.   TELEPHONE
                           Telephone, telecopy and telegraph services, and operating expenses of radio communication systems at the Venice Complex.

                  5.1.4.   DATA PROCESSING
                           Costs of data processing expenses, computer rental, and other computer supplies at the Venice Complex.

                  5.1.5.   TRUCK AND AUTOMOBILE
                           Lease, purchase, operation and maintenance expenses and costs for vehicles approved by Chevron as necessary for operations on the Venice Complex.

                  5.1.6.   OUTSIDE SERVICES
                           Costs of contract and subcontract services (including those for technical personnel), professional consultants, equipment and utilities provided by sources other than Contractor to the extent the services are performed on the Venice Complex or any portion thereof.

                  5.1.7.   EQUIPMENT FURNISHED BY CONTRACTOR

                           5.1.7.1. PREVAILING COMMERCIAL RATE
                                    Equipment located on the Venice Complex
                                    owned by the Contractor shall be charged to the Venice Account at the average prevailing commercial rate for such equipment. If an average commercial rate is used to bill the Venice Account, Contractor shall adequately document and support such rate and shall periodically review and update the rate.

                           5.1.7.2. ACTUAL COST
                                    In lieu of charges set forth in Section
                                    5.1.7.1, or if a prevailing commercial rate is not available, equipment owned by the Contractor will be charged to the Venice Account at the Contractor's actual cost. Such costs may include all expenses which would be chargeable pursuant to this Section 5.1.7, depreciation using straight line depreciation method, interest on invest ment (less gross accumulated depreciation) not to exceed 10% per annum, and an element of the estimated cost to dismantle and abandon the equipment. Charges for depreciation will no longer be allowable once the equipment has been fully depreciated. Actual cost shall not exceed the average prevailing commercial rate in the geographical area.

                  5.1.8.   DAMAGES AND LOSSES TO VENICE COMPLEX PROPERTY
                           All costs and expenses necessary for the repair or replacement of property at the Venice Complex made necessary because of damages or losses incurred by fire, flood, storm, theft, accident or other cause, except those resulting from matters for which Contractor has agreed to provide indemnification pursuant to Section 3.6 hereof. Contractor shall furnish Chevron with notice of damages or losses incurred as soon as practicable.

                  5.1.9.   TAXES
                           All taxes and similar impositions of every kind and nature assessed or levied upon or in connection with the Venice Complex. Penalties or fines and interest assessed against Chevron resulting from the failure of Contractor to submit reports to appropriate agencies on a timely basis shall be borne by Contractor unless due to actions or inactions of Chevron.

                  5.1.10.  MATERIAL AND FREIGHT
                           Materials (including supplies to fuel and maintain Venice Complex equipment and vehicles) shall only be purchased for or transferred to the Venice Complex in accordance with an Annual Budget or Approved AFE, as may be required for immediate use and as reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

                  5.1.11.  UTILITIES
                           Costs for electrical power, water and any services provided by a utility company used in the operation of the Venice Complex.

                  5.1.12.  TRAVEL EXPENSES
                           For Contractor's Houston-based personnel traveling to, from and working at the Venice Complex, Chevron agrees to reimburse Contractor for travel expenses, at actual cost, for most economical class air fare, lodging, meals, laundry, business related telephone calls, taxis, car rental, reproduction, tolls, parking, and upon prior approval from Chevron, any other reasonable, necessary business-related expenses. Under no circumstances does Chevron agree to consent to or instruct Contractor or its em-ployees to use non-commercial or non-scheduled airlines for travel.

                  5.1.13.  ECOLOGICAL AND ENVIRONMENTAL
                           Costs of surveys as well as pollution containment, actual control and resulting responsibilities as required by applicable laws or resulting from statutory regulations.

                  5.1.14.  OTHER EXPENDITURES
                           Any other expenditures not covered or dealt with in the foregoing provisions of this Section 5.1 which is authorized under an Annual Budget or an Approved AFE.

         5.2.     ANNUAL BUDGET
                  Chevron shall prepare and submit to Contractor the first Annual Budget, setting forth estimated Expenditures (including both capital and expensed costs) anticipated to be incurred during the initial term hereof, and shall update such budget as necessary. No later than August 1, 1997 and each August 1 thereafter, Contractor shall prepare and submit an Annual Budget for the upcoming calendar year to Chevron for its approval.

         5.3.     AUTHORITY FOR EXPENDITURE (AFE)
                  Contractor shall prepare and submit an AFE to Chevron for approval before entering into any single commitment or incurring any expenditure for any item exceeding $75,000, or for any item currently estimated to cost in excess of 10% more than originally estimated in an approved Annual Budget. Upon approval of any such AFE by Chevron, Contractor shall be authorized to enter into the commitment or incur the expenditure on behalf of Chevron. If expenditures are anticipated to exceed the authorized amount by a sum greater than 10% of the authorized expenditure, Contractor shall obtain Chevron's approval prior to committing or expending such additional funds.

         5.4.     EMERGENCIES
                  Notwithstanding anything else in this Agreement to the contrary, Contractor is authorized, on behalf of Chevron, to make any expenditure or incur commitments for expenditures or take those actions it deems necessary in the case of an emergency to safeguard lives or property or to prevent pollution or other environmental damage. Contractor shall promptly notify Chevron of any such circumstance and of the amount of expenditures and commitments for expenditures so made and incurred and actions so taken, which notification shall be confirmed in writing.

6.       ACCOUNTING PROCEDURES

         6.1.     VENICE ACCOUNT
                  Contractor shall establish and maintain, and Chevron shall fund, a separate interest-bearing bank account ("Venice Account") in the name of Contractor from which Contractor shall pay all Authorized Expenditures of the Venice Complex provided for in this Agreement. All interest accumulated in the account will be used to reduce the amount of funds Chevron must deposit in the account to maintain the level of funding described below. If for any reason the funds in the Venice Account are lost or rendered unusable through the fault of Contractor or its employees, Contractor agrees to fully indemnify, protect and render whole Chevron from any such loss by immediately restoring such funds to or by other account funding acceptable to Chevron. Contractor shall furnish Chevron monthly statements concerning the Venice Account, which statements shall set forth all debits and credits (including interest credited) and any other significant account activities.

         6.2.     FUNDING
                  Chevron shall initially deposit in said account an amount equal to three months' estimated Expenditures and two months' estimated gas purchase expenses (including but not limited to fuel, plant thermal reduction, product settlement costs, and other miscellaneous gas-related expenses, but excluding purchase of gas for resale), as set forth in the Annual Budget. In addition, Chevron shall deposit in said account an amount equal to the next 3 months' estimated expenditures for any approved AFE. The parties intend that there should be at all times in said Venice Account sufficient money to allow Contractor to pay all Authorized Expenditures as they become due. For the first three months of operation, Chevron agrees to maintain at least two months' estimated Expenditures in said account at all times. The parties hereto agree that prior to the end of the first three months, and prior to the end of each calendar year, they will negotiate in good faith to establish a revised level of funding consistent with the intent expressed in this Section 6.2, and which reflects the actual operating requirements of Contractor.

         6.3.     STATEMENTS AND INVOICES
                  Contractor shall render a statement to Chevron on or before the last day of each Month for the preceding Month. Such invoices shall provide detail sufficient to identify the Authority for Expenditure, various facility costs, and all charges and credits summarized by appropriate categories of investment and expense, and such other information as Chevron may require.

         6.4.     ADJUSTMENTS

                  6.4.1.   INITIATED BY CHEVRON
                           Reimbursement of any Expenditure shall not prejudice the right of Chevron to protest or question the correctness thereof; provided, however, all statements related to expenditures rendered to Chevron by Contractor shall conclusively be presumed to be true and correct after 24 months from the rendition thereof, unless within the said period Chevron takes specific detailed written exception thereto and makes claim on Contractor for adjustment.

                  6.4.2.   INITIATED BY CONTRACTOR
                           Except for (1) physical inventories or (2) governmental or regulatory audits, all adjustments initiated by Contractor are limited to the 24-month period following the rendition of the statement in which the original charge appeared or should have appeared.

         6.5.     AUDITS

                  6.5.1.   RIGHT OF AUDIT
                           Chevron, upon notice in writing to Contractor, shall have the right to audit Contractor's accounts and records relating to the Venice Complex for any calendar year within the 24-month period described in
                           Section 6.4; provided, however, conducting an audit shall not extend the time for the taking of written exception to and the adjustment of accounts. Chevron shall make every reasonable effort to conduct an audit in a manner which will result in a minimum of inconvenience to the Contractor. Contractor shall bear no portion of Chevron's audit cost incurred under this Section 6.5.1 unless agreed to by the Contractor. The audits shall not be conducted more than once each year without prior approval of Contractor, except upon the resignation or removal of the Contractor. Chevron's audit report shall be issued within 180 days after completion of the audit field work; provided, however, the 180-day time period shall not extend the 24-month period for adjustments. Failure to issue the report within the prescribed time will preclude Chevron from taking exception to any charge billed within the time period audited.

                  6.5.2.   TOLLING OF STATUTE OF LIMITATIONS
                           A timely filed audit report or any timely submitted response thereto shall suspend the running of any applicable statute of limitations regarding claims made in the audit report. While any audit claim is being resolved, the applicable statute of limitations will be suspended, but only with respect to the issues covered by that audit claim; provided, however, the failure to comply with the deadlines provided herein shall cause the statute to commence running again.

                  6.5.3.   CONTRACTOR'S RESPONSE TO EXCEPTIONS
                           Contractor shall allow or deny all exceptions in writing to an audit report within 180 days after receipt of such report. Any denied exception shall be accompanied by Contractor's substantive justification for such denial. Failure to respond to an exception within substantive information on denials within the time provided will result in the Contractor's paying interest on that exception, if ultimately granted, from the date of the audit report, at an average rate which is afforded the Venice Account for the period in question.

                  6.5.4.   SUBSEQUENT RESPONSES
                           Chevron shall reply to the Contractor's response to an audit report within 90 days of receipt, and the Contractor shall reply to Chevron's follow-up response within 90 days of receipt. If Chevron does not provide a substantive response to an exception within 90 days, that unresolved audit exception shall be disallowed. If the Contractor does not provide a substantive response to Chevron's follow-up response within 90 days, that unresolved audit exception will be allowed and credit given the Venice Account.

                  6.5.5.   AUDIT RESOLUTION CONFERENCE
                           Chevron or Contractor may call an audit resolution conference for the purpose of resolving audit issues and exceptions that are outstanding at least 18 months after the date of the audit report. The meeting within require one month's prior written notice to the other party and will be held at Contractor's offices or any other mutually agreed-upon location. Each party shall compel the attendance of its representative(s) responsible for the area(s) in which the exceptions are based and who have authority to resolve issues on behalf of its company. Chevron and Contractor will make good faith efforts to resolve outstanding issues, and each party will be required to present substantive information supporting its position. Audit resolution conferences may be extended over multiple meetings by mutual agreement of the parties.

                  6.5.6.   FINAL RESOLUTION
                           ALL DISPUTES ARISING UNDER THIS SECTION 6.5 THAT ARE NOT OTHERWISE RESOLVED AS PROVIDED HEREIN SHALL BE SUBMITTED TO THE DISPUTE RESOLUTION PROCEDURES AS SET FORTH IN SECTION 10 HEREOF. TO THE EXTENT THAT ANY SUCH UNRESOLVED DISPUTE HAS

                           NOT BEEN SUBMITTED TO SUCH DISPUTE RESOLUTION PROCEDURES WITHIN 25 MONTHS AFTER THE EVENT CAUSING THE DISPUTE IS DISCOVERED OR REASONABLY SHOULD HAVE BEEN DISCOVERED, THE PARTY ASSERTING THE CLAIM IN DISPUTE SHALL BE DEEMED TO HAVE WAIVED ANY SUCH CLAIM AND ALL RIGHTS HEREUNDER WITH RESPECT THERETO.

         6.6.     INVENTORIES
                  The Contractor shall maintain records of "Controllable Material" charges to the Venice Account, as defined in the Council of Petroleum Accountants Societies ("COPAS") Material Classification Manual, with sufficient detail to perform the physical inventories requested unless directed otherwise by Chevron. Adjustments to the Venice Account by the Contractor resulting from a physical inventory of Controllable Material are limited to the six months following the taking of the inventory. Charges and credits for overages or shortages will be valued for the Venice Account based on a price which reflects 75% of current new condition prices in effect on the date of physical inventory unless Chevron or Contractor can prove that another material condition (as defined by the aforesaid COPAS manual) applies.

                  6.6.1.   DIRECTED INVENTORIES
                           With an interval of not less than five years, physical inventories shall be performed by the Contractor upon written request by Chevron. When directed inventories are performed, Chevron and Contractor shall be governed by such inventory.

                  6.6.2.   NON-DIRECTED INVENTORIES

                           6.6.2.1. BY CONTRACTOR
                                    Periodic physical inventories that are not requested by Chevron may be performed by the Contractor at the Contractor's discretion.

                           6.6.2.2. BY CHEVRON
                                    Chevron may conduct a physical inventory at reasonable times with prior notification to the Contractor. Such inventories shall be conducted at the sole cost and risk of Chevron.

                           6.6.2.3. OTHER INVENTORIES
                                    Other physical inventories may be taken
                                    whenever there is any sale or change of
                                    interest. When possible, Chevron will notify
                                    Contractor at least 30 days prior to the anticipated closing date. When there is a change in Contractor, an inventory by the former and new Con tractor should be taken. The expenses of conducting such other inventories shall be charged tothe Venice Account.

         6.7.     ACCOUNTING

                  Contractor shall provide all accounting services associated with Contractor's responsibilities hereunder and required for the operation of the Venice Complex, including but not limited to gas measurements, allocations, data gathering, owner inquiries, cost and expense accounting, property accounting, and joint interest accounting with billings. In addition, a set of cash receipts and disbursement statements will be provided to Chevron monthly for proper consolidation into its records.

7.       REPORTS

         No later than the last day of each month, Contractor shall provide Chevron the following reports applicable to the preceding month, based on the best data available at the time of preparation and subject to revision based on acquisition of more accurate data:

         7.1. Monthly shipping reports, supported with appropriate production, shipping and testing data, showing movement of products out of the Venice Complex and the quantities of each product.

         7.2. Monthly operating expense report, including (insofar as is reasonably practicable given Contractor's current reporting capabilities) a line-by-line comparison of actual expenses to Annual Budget expenses.

         7.3. Monthly income/expense statement including a separate statement for (1) the Venice plant and fractionator, (2) the Venice barge terminal and storage wells, and (3) the Venice Gathering Company (both onshore and offshore facilities).

         7.4. Monthly balance report for the Venice Gathering Company, indicating on both an Mcf and MMBtu basis all receipts into and deliveries from said system.

         7.5. Monthly progress report comparing actual expenditures to Approved AFE estimates.

         7.6.     Monthly overtime expense report.

         7.7. Monthly safety report, summarizing the safety record for the month and for the calendar year to date, as required by OSHA;

         7.8. Monthly report of environmental incidents, including year-to-date data;

         7.9. Monthly report concerning any government agency inspections, inquiries, citations, or other action;

         7.10. Monthly operational report on runtime, major repairs, key operating parameters and other operational details materially affecting plant operations.

         7.11. Monthly plant allocation statement, including but not limited to the following:

                  7.11.1.  Summary of plant production by component.

                  7.11.2. Gas volumes and analyses of all plant inlet, plant outlet, plant bypass streams, plant fuel, plant flare, and field delivery points.

                  7.11.3. Gross and net products by component for each producer.

                  7.11.4. Plant balance report showing plant inlet, plant fuel, plant flare, product shrinkage and plant residue (MCF and MMBtu).

                  7.11.5. Statement of all volumes (MCF, MMBtu, and gallons) due each producer.

                  7.11.6. Summary of product recovery efficiencies by component.

         7.12. Monthly gas gathering statement showing volumes scheduled on the Venice Gathering Company system and allocated to each producer or shipper.

8.       RELATIONSHIP OF THE PARTIES

         8.1.     INDEPENDENT CONTRACTOR
                  The parties intend that Contractor shall be an independent contractor in its activities as operator, and that Chevron shall have no control over Contractor's day-to-day operations, but may only specify expected results. It is understood and agreed that the relationship of the parties hereto is purely contractual and does not establish any agency, fiduciary or other type of relationship.

         8.2.     WITHHOLDING OF TAXES
                  Contractor shall be solely responsible for withholding and paying all federal, state and local income and employment taxes in connection with its employees.

9.       FORCE MAJEURE

         9.1.     SUSPENSION OF OBLIGATIONS
                  In the event of either party hereto being rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement (other than the payment of money due), it is agreed that on such party's giving notice and full particulars of such force majeure, in writing, or by telephone (confirmed in writing at the earliest practicable opportunity) to the other party as soon as reasonably practicable after the occurrence of the cause relied on, then the obligations of the party giving such notice, insofar as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and the adverse impacts of such cause shall as far as possible be remedied with all reasonable dispatch.

         9.2.     DEFINITION
                  The term "force majeure" as used herein shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemic, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms or tornado, hurricane or storm warnings which in any party's judgment require the precautionary shutdown of the Venice Complex or any operating units thereof, floods, washouts, arrests or restraints of the government, either federal or state, civil or military, civil disturbances, explosions, sabotage, breakage or accident to equipment, machinery or lines of pipe, freezing of machinery, equipment or lines of pipe, electric power shortages, inability of any party to obtain necessary permits and/or permissions due to existing or future rules, orders, laws or governmental authorities (federal, state and local), shutdowns of the Venice Complex or any operating units thereof due to explosion or other extraordinary incident, or any other causes, whether of the kind herein enumerated or otherwise, which were not reasonably foreseeable, and which are not within the control of the party claiming suspension and which such party is unable to overcome by the exercise of due diligence. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of opposing parties when such course is inadvisable in the sole discretion of the party having difficulty. The term "force majeure" shall also include any event of force majeure occurring with respect to the facilities or services of Contractor's third party supplier's or customers delivery or receiving any product, fuel, feedstock, or other substance necessary to the performance of such party's obligations, and shall also include curtailment or interruption of deliveries or service by such third party suppliers or customers as a result of an event of force majeure.

10.      DISPUTE RESOLUTION

         Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or performance hereof, including, but not limited to, any disputes concerning the interpretation of the terms and provisions hereof, shall be resolved through the use the following procedures:

         10.1. The parties will initially attempt in good faith to resolve any disputes, controversy or claim arising out of or relating to this Agreement.

         10.2. Should the parties directly involved in any dispute, controversy or claim be unable to resolve same within a reasonable period of time, such dispute, controversy or claim shall be submitted to a senior executive of each party (the "Senior Executives") with such explanation or documentation as the parties deem appropriate to aid the Senior Executives in their consideration of the issues presented. The date the matter is first submitted to the Senior Executives shall be referred to as the "Submission Date". The Senior Executives representatives shall attempt in good faith, through the process of discussion and negotiation, to resolve any dispute, controversy, or claim presented to them within 45 days after the Submission Date.

         10.3. If the Senior Executives cannot so resolve any dispute, controversy, or claim submitted to it within 45 days after the Submission Date, the parties shall attempt in good faith to settle the matter by submitting the dispute, controversy or claim to mediation within 60 days after the Submission Date using any mediator upon which they mutually agree. If the parties are unable to mutually agree upon a mediator within 75 days after the Submission Date, the case shall be referred for mediation to the office of Judicial Arbitration and Mediation Services, Inc. ("JAMS") in Houston, Texas. The cost of the mediator will be split equally between the parties unless they agree otherwise in writing.

         10.4. If the matter has not been resolved pursuant to the aforesaid mediation procedure within 30 days of the initiation of such procedure, or if either party will not participate in such mediation, either party may request that the matter be resolved through arbitration by submitting a written notice (the "Arbitration Notice") to the other. Any arbitration that is conducted hereunder shall be governed by the Federal Arbitration Act, 9 U.S.A. ss.1 ET SEQ., and will not be governed by the arbitration acts, statutes or rules of any other jurisdiction.

         10.5. The Arbitration Notice shall name the noticing party's arbitrator and shall contain a statement of the issue(s) presented for arbitration. Within 15 days of receipt of an Arbitration Notice, the other party shall name its arbitrator by written notice to the other and may designate any additional issue(s) for arbitration. The two named arbitrators shall select the third arbi trator within 15 days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either party shall be entitled to request the Senior judge of the United States District Court for the Southern District of Texas to select the third arbitrator. All arbitrators shall be qualified by education or experience within the natural gas industry to decide the issues presented for arbitration. No arbitrator shall be: a current or former director, officer or employee of either party, or its affiliates; an attorney (or member of a law firm) who has rendered legal services to either party, or its affiliates, within the preceding three years; or an owner of any of the common stock of either party, its affiliates.

         10.6. The three arbitrators shall commence the arbitration proceedings within 25 days following the appointment of the third arbitrator. The arbitration proceedings shall be held at a mutually acceptable site and if the parties are unable to agree on a site, the arbitrators shall select the site. The arbitrators shall have the authority to establish rules and procedures governing the arbitration proceedings. Each party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. After the presentation of the evidence has concluded, each party shall submit to the arbitration panel a final offer of its proposed resolution of the dispute. A majority of the arbitrators shall approve the final offer of one party without modification, and reject the offer of the other party. The arbitration panel shall not have the authority to award punitive, exemplary, incidental or consequential damages. The arbitrators' decision must be rendered within 30 days following the conclusion of the hearing or submission of evidence, but no later than 90 days after appointment of the third arbitrator.

         10.7. The decision of the arbitrators, or of a majority of them, shall be in writing and shall be final and binding upon the parties as to the issue(s) submitted. The cost of the hearing shall be shared equally by the parties, and each party shall be responsible for its own expenses and those of its counsel or other representatives. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have to the arbitrability of any such disputes, controversies or claims and further agrees that a final determination in any such arbitration proceeding shall be conclusive and binding upon each party. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to recover reasonable attorneys' fees and court costs in any court proceeding relating to the enforcement or collection of any award or judgment rendered by the arbitration panel under this Agreement.

         10.8. All deadlines specified herein may be extended by mutual agreement of the parties. The procedures specified herein shall be the sole and exclu sive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action, the parties will continue to participate in good faith in the procedures specified herein. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 10 are pending. The parties will take all actions, if any, necessary to effectuate the tolling of any applicable statutes of limitation.

11.      BOND

         Chevron may require that Contractor obtain a bond or similar instrument in an amount sufficient in Chevron's opinion to insure Contractor's performance hereunder. Expense of such bond or instrument shall be borne by Chevron.

12.      LIENS

         Contractor shall operate the Venice Complex in such a manner that no liens of any kind may be filed or attached to the Venice Complex (except liens of nominal value resulting from minor disputes arising in the normal course of business), and Contractor herewith agrees to discharge or dispute any such liens as soon as practicable after receiving notice of the filing of such lien. Contractor further agrees, for itself and for its subcontractors, heirs, successors and assigns, to hold Chevron harmless and to indemnify Chevron against liability for all liens or claims filed by any third party and arising in connection with Contractor's obligations hereunder.

13.      NOTICES

         Notices and statements provided to be given hereunder shall be deemed sufficiently given and served upon being delivered by hand, or sent by facsimile transmission, or delivered by recognized express courier, or upon the passage of 5 days after being deposited in the United States mail with postage prepaid, and addressed to the respective parties or their designees at the address stated below, or to such other address as they hereafter designate in writing

         If to Chevron:       Chevron U.S.A. Inc.

                              (Mail) P. O. Box 2100
                              Houston, Texas  77252
                              (Courier) 1301 McKinney Street
                              Houston, Texas  77010
                              Attention Larry D. Robison
                              Facsimile (713) 754-2536

         If to Contractor:    Warren Petroleum Company, Limited Partnership
                              13430 Northwest Freeway, Suite 1200
                              Houston, Texas 77040-6095
                              Attention   Vice-President, Asset Management
                                          (East Processing)
                              Facsimile   (713) 507-3770

                              with a copy to:
                              Vice-President and General Counsel
                              Warren Petroleum Company
                              13430 Northwest Freeway, Suite 1200
                              Houston, Texas  77040-6095
                              Facsimile (713) 507- 6834

14.      ASSIGNMENT

         14.1.    THIS AGREEMENT
                  Except to the extent this Agreement is affected by operation of Section 14.2, neither party may assign this Agreement in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement without the other party's consent to an Affiliate.

         14.2.    THE VENICE COMPLEX
                  Subject to Sections 2.2 and 2.3, Chevron reserves the right to assign, in whole or in part, the Venice Complex or any portion thereof to any third party acceptable to Chevron in its sole discretion. Any party receiving an interest in the Venice Complex or any portion thereof shall take such interest subject to the terms and conditions of this Agreement in the following manner: (1) for purposes of approvals required of Chevron hereunder, approval shall be deemed given if the required majority so approves the operation or project in accordance with any agreement or agreements among Chevron and/or its assignees; and (2) for all other purposes hereunder, each party shall have the same rights and obligations as outlined for Chevron in this Agreement, but only to the extent of its interest in the various facilities of the Venice Complex. The parties understand and agree that this Agreement is between Contractor and Chevron or each of its assignees individually, and that the respective rights and liabilities of Chevron and its assignees shall be several, not joint.

15.      EARLY TERMINATION OF AGREEMENT

         15.1.    REMOVAL
                  In addition to the rights of termination under Section 2, either party may terminate this Agreement upon 15 days' advance written notice under any one of the following conditions:

                  15.1.1. Any assignment or any general arrangement by the other party for the benefit of creditors;

                  15.1.2. The filing by the other party of a bankruptcy action or similar action for the protection of creditors, or the involuntary filing of such an action by a third party against the other party which remains undismissed for a period of 180 days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law);

                  15.1.3. The other party's becoming unable to pay its debts as they fall due;

                  15.1.4. The failure of the other party to remedy a material breach of this Agreement within 30 days after receipt of written notice of such breach, or if the breach is one which by its nature cannot be remedied within such 30-day period, the failure of the other party to begin to remedy the breach within such 30-day period, or the subsequent failure of the other party to prosecute its remedial efforts diligently; or

                  15.1.5. The failure or refusal of the other party to carry out its duties hereunder.

         15.2.    RIGHTS UPON EARLY TERMINATION

                  Neither party shall be relieved of its liabilities or obligations to the other party incurred prior to early termination as outlined in this Section 15.

16.      TRANSITION UPON TERMINATION

         Upon termination of this Agreement, Chevron and Contractor shall cooperate in good faith to make the transition to the new operator as expeditiously as possible. At a reasonable time prior to such termination, Contractor shall provide to the successor operator such operating manuals or other operating information as Contractor shall have available. To the extent that provision of such information causes Contractor to incur additional costs, such costs shall be at Chevron's expense. In addition, Contractor shall provide copies of all accounting records pertaining to the Venice Complex.

17.      CONFIDENTIALITY

         17.1.    DUTY OF CONFIDENTIALITY
                  Contractor agrees to hold in confidence, and not to disclose to third parties or use for any purpose other than performance of its duties hereunder, all or any part of the information (including the location and type of services performed), maps, data, plans, reports, manuscripts, procedures, schedules, drawings,specifications, results, models, computer programs or any work product which is (1) received or ascertained by Contractor, directly or indirectly, from Chevron, its licensors or other contractors, or any member or members of the project for which the work is performed; or (2) originated or otherwise acquired by Contractor, its employees, representatives, or subcontractors, in connection with, as a result of, or incident to performance of its duties hereunder. Nothing herein contained shall preclude Contractor or Chevron from disclosing or providing information to (a) any federal, state or local agency or agencies or stock exchange to the extent Contractor or Chevron is required to do so by applicable laws, rules, regulations or orders of any federal, state or local agency or agencies or the applicable regulations of a securities or commodities exchange or (b) which is or becomes public information through no action or omission of Contractor or Chevron (as applicable).

         17.2.    USE OF OTHER PARTY'S NAME
                  Neither party shall use the other party's name or the name of any affiliate of the other party in any promotional material or make any publicity release regarding this Agreement without first obtaining the written permission of the other party.

18.      MISCELLANEOUS

         18.1.    CHOICE OF LAW
                  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without recourse to any conflict-of-laws doctrine or rule that would require the application of the law of any other state or jurisdiction.

         18.2.    SEVERABILITY
                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. Furthermore, in lieu of such invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and as may be legal, valid, and enforceable. If a provision of this Agreement is or becomes illegal, invalid, or unenforceable in any jurisdiction, the foregoing event shall not affect the validity or enforceability in that jurisdiction or any other provision of this Agreement nor the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

         18.3.    NO WAIVERS
                  Failure or delay by either party in exercising any right or power under this Agreement shall not operate as a waiver of that right or power.

         18.4.    ENTIRE AGREEMENT
                  This Agreement is the entire Agreement between the parties as to its subject matter, and there are no other contracts oral or written, as to that subject matter, expressed or implied. This Agreement may be modified only by a written instrument signed by both parties.

         18.5.    EXHIBITS
                  The following exhibits are attached hereto and made a part of this Agreement:

                  18.5.1.  Exhibit "A" - Equal Opportunity Certificate

                  18.5.2.  Exhibit "B" - Drug, Alcohol and Firearms Policy

                  18.5.3   Exhibit "C" - Safety, Health and Environmental Policy

                  18.5.4.  Exhibit "D" - Duties and Responsibilities of
                           Contractor

                  18.5.5. Exhibit "E" - Venice Complex Plat and List of Major Equipment

         18.6.    ACKNOWLEDGMENT
                  EACH OF THE PARTIES HERETO SPECIFICALLY ACKNOWLEDGES AND AGREES (1) THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND (2) THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT. EACH PARTY HERETO FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT "CONSPICUOUS".

         18.7.    REMEDIES
                  FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED IN THIS AGREEMENT, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER, AND THE OBLIGOR'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, EXCLUDING LOST PROFITS, AND SHALL DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER, AND ALL OTHER REMEDIES OR DAMAGES ARE WAIVED. IN NO EVENT SHALL EI

                  THER PARTY BE LIABLE TO THE OTHER PARTY UNDER ANY PROVISION OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY INDEMNITY PROVISION HEREOF) FOR PUNITIVE OR EXEMPLARY DAMAGES IN TORT OR CONTRACT. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY PROVISION OF THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES. THE PRECEDING SENTENCE SHALL NOT BE CONSTRUED AS LIMITING THE OBLIGATION OF EITHER PARTY HEREUNDER TO INDEMNIFY THE OTHER PARTY AGAINST CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, THIRD PARTY CLAIMS FOR CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES. TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE PURSUANT TO ANY PROVISION OF THIS AGREEMENT IS AGREED BY THE PARTIES TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, AND THAT SUCH PAYMENT CONSTITUTES A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES.

         18.8.    NO THIRD PARTY BENEFICIARIES
                  This Agreement is for the sole benefit of the parties and their respective successor sand permitted assigns, and shall not inure to the benefit of any other person whomsoever, it being the intention of the parties that no third person shall be deemed a third party beneficiary of this Agreement.

         18.9.    FURTHER ASSURANCES
                  Each party shall take such acts and execute and deliver such documents in form and substance reasonably satisfactory to each of them, in order to effectuate the purposes of this Agreement.

         18.10.   RESERVATION OF RIGHTS
                  Except as otherwise provided herein, each party reserves to itself all rights, set-offs, counterclaims, and other remedies and/or defenses which such party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.

         18.11.   CONSTRUCTION OF AGREEMENT

                  In construing this Agreement, the following principles shall be followed:

                  18.11.1. No consideration shall be given to the fact or
                           presumption that one party had a greater or lesser hand in drafting this Agreement.

                  18.11.2. Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

                  18.11.3. The word "includes" and its syntactical variants mean
                           "includes, but is not limited to" and corresponding syntactical variant expressions.

                  18.11.4. The plural shall be deemed to include the singular and VICE VERSA, as applicable.

         18.12.   CONFLICTS OF INTEREST

                  No director, employee, or agent of either party shall give or receive any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement. Each party shall have the right to audit the records of the other party to verify compliance with this paragraph; provided, however, that neither party shall audit for these purposes more than once per calendar year.

         IN WITNESS WHEREOF, the parties hereto have subscribed their names effective as of the day and year first above written.

                            [Signatures on Next Page]

                        SIGNATURE PAGE TO VENICE COMPLEX

                               OPERATING AGREEMENT

                                     between

                             CHEVRON U.S.A. INC. and
                  WARREN PETROLEUM COMPANY, LIMITED PARTNERSHIP

CHEVRON U.S.A. INC.                       WARREN PETROLEUM COMPANY,
                                          LIMITED PARTNERSHIP

                                          By Warren Petroleum G.P., Inc.,
                                          its General Partner

By                                        By

Title                                     Title

                                   EXHIBIT "A"

                          EQUAL OPPORTUNITY CERTIFICATE

         Attached to and made a part of that certain Venice Complex Operating Agreement effective as of ______________ 1, 1996, by and between Chevron U.S.A. Inc. ("Chevron") and Warren Petroleum Company ("Contractor").

1.       EQUAL OPPORTUNITY CLAUSE (Applicable to contracts in excess of $10,000)

         Contractor will comply with all provisions of Executive Order 11246 of September 24, 1965, as amended, and the rules, regulations and relevant orders promulgated thereunder to the extent that they are applicable. In particular:

         a. Contractor will not discriminate against any employee or applicant for employment because of race, color, religion, sex, age, or national origin. Contractor will take affirmative action to ensure that applicants are employed and that employees are treated without regard to their race, color, religion, sex, or national origin as to all terms and conditions of employment.

         b. Contractor agrees to post, in conspicuous places available to employees and applicants for employment, notices to be provided by the federal contracting officer setting forth the non-discrimination requirements of federal contractors.

         c. Contractor will, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, age or national origin.

         d. Contractor will send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, a notice, to be provided by the federal agency contracting officer, advising the labor union or workers' representative of the Contractor's non-discrimination commitments under Section 202 of Executive Order 11246, and shall post copies of the notice in conspicuous places available to employees and applicants. e. Contractor will furnish all information and reports required by Executive Order 11246, and by the rules, regulations and orders promulgated thereunder, and will permit access to its records by the federal contracting agency and the Secretary of Labor for purposes of investigation to ascertain compliance.

         f. In the event of Contractor's failure to comply with the non-discrimination provisions of this contract or with any applicable rules, regulations, or orders, this contract may be canceled, terminated or suspended in whole or in part and the Contractor may be sanctioned, penalized or declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order 11246, the regulations and rules promulgated thereunder, and other applicable law.

         g. Contractor will incorporate the requirements of Section 202 of Executive Order 11246, which are summarized in this Equal Opportunity Clause, into every subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order 11246. Contractor will take such action with respect to any subcontract or purchase order as the federal contracting agency may direct as a means of enforcing such provisions, including sanctions for noncompliance; provided, however, that in the event Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the federal contracting agency, the Contractor may request the United States to enter into such litigation to protect the interests of the United States.

2.       CERTIFICATION OF NON-SEGREGATED FACILITIES
         The certification of non-segregated facilities set forth in part 60-1, Title 41 of the Code of Federal Regulations is incorporated into this Certification. In particular, Contractor certifies that it does not and will not maintain or provide for its employees any facilities that are segregated on the basis of race, religion , color or national origin, and that it does not and will not permit its employees to work at any location where segregated facilities are maintained. Contractor further agrees that it will obtain or has obtained the same certification from any proposed subcontractor prior to the award of a subcontract exceeding $10,000 which is not exempt from this requirement, and it will retain such certifications in its files.

3.       EMPLOYER INFORMATION REPORT (EEO-1, STANDARD FORM 100)

         If Contractor has 50 or more employees and a federal contract or subcontract of $50,000 or more and is required under Part 60 of title 41 of the Code of Federal Regulations to file Employer Information Report EEO-1 (Standard Form 100), Contractor hereby certifies that it has done so or, if not, agrees that it will file such Report in accordance with the applicable instructions and will continue to file such Report unless or until such filing is no longer required by law, executive order or regulation.

4.       AFFIRMATIVE ACTION COMPLIANCE PROGRAM

         Contractor may be required under Part 60 of the Code of Federal Regulations to develop a written affirmative action compliance program if it has 50 or more employees and a federal contract or subcontract of $50,000 or more. If Contractor is so required, it agrees to do so no later than 120 days after the effectiveness of the contract and to maintain such program until such time as it is no longer required by law, executive order or regulation.

5.       EMPLOYMENT OF THE DISABLED

         the affirmative action clause and regulations regarding the employment and advancement of qualified disabled individuals, which implement
         Section 503 of the Rehabilitation Act of 1973 and which are found in
         Part 60 of Title 41 of the Code of Federal Regulations, are incorporated into this Certificate by reference. Contractor agrees to comply with such affirmative action clause and regulations to the extent applicable.

6. DISABLED VETERANS AND VETERANS OF THE VIETNAM ERA (Applicable to contracts for $10,000 or more)

         The affirmative action clause and regulations regarding the employment and advancement of qualified disabled veterans and veterans of the Vietnam era, which implement Section 2012 of the Vietnam Era Readjustment Act of 1974, and which are found in Part 60 of Title 41 of the Code of Federal Regulations, are incorporated into this Certificate by reference. Contractor agrees to comply with such affirmative action clause and regulations to the extent applicable. Such compliance shall include, if applicable, the filing of Federal Contractor Veterans' Employment Report (VETS-100).

7. USE OF SMALL BUSINESS CONCERNS, INCLUDING THOSE OWNED AND CONTROLLED BY ECONOMICALLY DISADVANTAGED INDIVIDUALS, AND WOMEN-OWNED BUSINESS CONCERNS

         a. (Applicable to contracts in excess of $5,000, except contracts for services which are personal in nature)

                  It is the policy of the Government that small business concerns, including those owned and controlled by economically disadvantaged individuals, and women-owned business concerns shall have the maximum practicable opportunity to participate in the performance of Government contracts. Contractor agrees to use its best efforts to carry out this policy in the award of its subcontracts to the fullest extent consistent with the efficient performance of this contract. (The term "economically disadvantaged individuals" is defined in part 19 of Title 48 of the Code of Federal Regulations.)

         b. (Applicable to contracts in excess of $500,000) If required by applicable law, executive order or regulation,

                  Contractor agrees to conduct and document a program which will enable small business concerns, including those owned and controlled by economically disadvantaged individuals, to be considered fairly as subcontractors and suppliers under this contract. The program requirements are specified in Section 211 of Public Law 95-507, and Part 19 of Title 48 of the Code of Federal Regulations.

                                   EXHIBIT "B"

                        DRUG, ALCOHOL AND FIREARMS POLICY

All Contractor personnel assigned to Chevron work shall be mentally and physically capable of performing their assigned duties competently and safely. Therefore, Contractor and its subcontractors shall have procedures which allow screening of all employees for controlled substances and alcohol while on Chevron's premises, in Chevron equipment or while engaged in Chevron business. Chevron's "Illegal Drugs, Alcohol and Firearms Policy for Contractors" ("Policy") is stated, and "Controlled Substances", "Screen", and "Chevron premises" are defined in the attached Notice to Contractor Employees.


Chevron has occasionally suffered the loss of equipment and confidential data from its work locations. Such losses will not be tolerated. Therefore, Chevron may conduct searches to ensure compliance with its Policy as outlined on the attached Notice to Contractor Employees.

To facilitate compliance with Chevron's Policy, Contractor should take the following steps:

1. Advise all employees and/or subcontractors of Chevron's Policy of searches without prior notice and that any person found in violation of the Policy shall be denied access to Chevron premises.

2. Give to each employee and/or subcontractor, the enclosed Notice to Contractor Employees for his or her review.

3. Screen employees and subcontractors before assigning them to Chevron premises, bearing Chevron's Policy in mind.

Contractor shall immediately remove from Chevron premises any of its or its subcontractors' personnel found to be in violation of the Policy. Such personnel may be denied future access to Chevron premises. Any illegal or unauthorized drugs, intoxicating beverages, firearms, weapons or Chevron property discovered as a result of Chevron searches may be confiscated and may be turned over to law enforcement agencies.

If Contractor or Contractor's employees or subcontractors fail to comply with Chevron's Policy, it may become necessary to take remedial action, including termination of this contract.

Attachment: Notice to Contractor Employees

                         NOTICE TO CONTRACTOR EMPLOYEES
           ILLEGAL DRUGS, ALCOHOL AND FIREARMS POLICY FOR CONTRACTORS

POLICY

The Policy of Chevron regarding illegal drugs and controlled substances, alcoholic beverages, and firearms is:

1. The use, possession, distribution, purchase or sale of any illegal drugs or other controlled substances by any person while on Chevron premises, engaged in Chevron business or while operating Chevron equipment is prohibited.

2. The use of any illegal drug or other controlled substances or alcohol which causes or contributes to unacceptable job performance or unusual job behavior is prohibited.

3. The use, possession, transportation, or sale of explosives, unauthorized flammable materials, firearms, or other weapons by Contractor, its subcontractors or their employees while on Chevron premises, engaged in Chevron business or while operating Chevron equipment is prohibited.

4. The unauthorized use, possession, transportation, or sale of alcoholic beverages by Contractor, it subcontractor or their employees while on Chevron premises or while operating Chevron equipment is prohibited.

Contractor's and subcontractors' employees shall abide by this Policy. Any person violating this Policy shall be removed from Chevron premises and may be denied future access to Chevron premises. In addition, Chevron may suspend work or, in repeated or serious situation, terminate a contract as a result of violation of this Policy. In appropriate cases, local law enforcement agencies may be advised of violations.

In support of this Policy, Chevron may conduct or require searches and require screens as set forth in the following:

SEARCH

Without prior announcement, and at any time, Chevron may carry out reasonable searches of individuals and their personal effects when entering Chevron premises, while on Chevron premises, and when leaving Chevron premises. Unless prohibited by applicable law, Chevron may require Contractor to search its employees or subcontractors' employees before entering Chevron premises, engaging in Chevron business or operating Chevron equipment. Entry onto Chevron premises constitutes consent to a search of the person and his/her personal effects, including, without limitation, packages, briefcases, purses, lunch boxes and vehicle, or any office, locker, closet or desk. Refusal to cooperate shall be cause for not allowing that individual on Chevron premises.

SCREEN

Unless prohibited by applicable law, Chevron may require Contractor to conduct a controlled substance and/or alcohol screen on any of its employees or subcontractors' employees while on Chevron premises, engaged in Chevron business, or operating Chevron equipment. In addition, Chevron may require Contractor to conduct a controlled substance and/or alcohol screen on any of its employees or subcontractors' employees before entering Chevron premises, engaging in Chevron business, or operating Chevron equipment. Prior written consent shall be obtained from any person who is to be screened. A positive screen on a Contractor or subcontractor employee or failure to give written consent for a screen shall be cause for removal from Chevron premises and shall result in the Contractor or subcontractor employee being restricted or disqualified from performing services for Chevron.

NOTIFICATION OF SEARCH AND/OR SCREEN BY CONTRACTOR

Prior to conducting a search and/or screen of its or subcontractors' employees on Chevron premises, Contractor shall notify the local Chevron facility manager.

DEFINITIONS

As used herein, "controlled substance" specifically includes opiates, including heroin; hallucinogens, including marijuana, mescaline, and peyote; cocaine; PCP; and prescription drugs, including amphetamines and barbiturates, which are not obtained and used under a prescription lawfully issued to the person possessing them or which are not authorized by the Chevron Medical Staff; and any other substance included in the Federal Controlled Substances Act or its regulations or unlawful under applicable law.

As used herein, controlled substance or alcohol "screen" means any test using blood, urine, breath or other samples to determine the presence of controlled substances or alcohol in the body.

As used herein, "Chevron premises" is used in the broadest sense, and includes, but is not limited to, all land, property, buildings, structures, installations, Chevron operated service stations (but not Chevron owned stations operated by independent dealers), vehicles, equipment, aircraft, and water craft owned, leased, or in any other manner being used by Chevron for any purpose.

                                   EXHIBIT "C"

                     SAFETY, HEALTH AND ENVIRONMENTAL POLICY

Contractor shall provide continuous adequate protection of Chevron's property and adjacent property, and take all necessary precautions to keep and maintain the workplace free from recognized hazards which are likely to cause death, illness or injury to persons or damage to property. Contractor shall comply and cause Contractor's employees, agents and subcontractors entering upon Chevron's premises in the performance of this Agreement or in connection therewith to comply with all applicable provisions of federal, state or local safety, health, and environmental laws, rules, regulations or orders. This provision will not require Chevron to police Contractor's compliance with any safety, health, and environmental rules, laws, regulations or orders, and shall not impose any obligation on the part of Chevron under such rules, laws, regulations or orders. Nevertheless, Chevron shall have the right, from time to time, to inspect or examine Contractor's practices and policies to ensure Contractor's compliance with such requirements. Nothing contained in this paragraph shall be interpreted as enlarging the legal duty of Chevron to Contractor or Contractor's agents, employees, and others under Contractor's control or altering the status of Contractor as set forth in this Agreement.

If applicable to the services to be performed under this Agreement, Contractor shall ensure that its employees, agents and subcontractors have received all applicable training in the rules and procedures regarding hazardous materials, including the identification, handling, labeling, packaging, loading, transporting, unloading, storing, disposal, and responding to spills or releases of such materials and substances, as required by U.S. Department of Transportation Hazardous Materials regulations, 49 CFR Parts 171-177, and the Occupational Safety and Health Administration regulations, 29 CFR 1910.120. Contractor shall maintain all required documentation to verify such training, and shall make such documents available to Chevron upon request.

                                   EXHIBIT "D"

                  DUTIES AND RESPONSIBILITIES OF CONTRACTOR

1. Contractor shall perform the duties of operator on behalf of Chevron as provided herein. Certain subparagraphs of this paragraph 1 contain bulleted duties that are intended as illustrative examples (not complete listings) of the duty or duties generally described above them. Contractor is expected to perform fully the duties described in this paragraph 1, regardless of whether illustrative examples are given along with any such duty. These duties include, but are not limited to, the following:

         a. Except as provided in Section 5.2, preparing and implementing the Annual Budget.

         b. Preparing AFEs to Chevron for any work (capital or expense) exceeding $75,000, and implementing such AFEs.

         c. Providing to Chevron reports and information reasonably requested by Chevron concerning the Venice Complex. Example:

                           Provide Monthly Production/Operations Summary to Chevron by the last day of the Month following the Month of production

         d. Directing, controlling and performing statistical and accounting services, including but not limited to allocation of plant products to the liquids owners (or designees of such owners) delivering raw liquids to the Venice plant, including but not limited to such allocations for shippers on the Venice Gathering Company system, and also including invoicing shippers on behalf of Chevron for gathering services provided by the Venice Gathering Company, and for services provided under gas processing, fractionation, storage, terminaling or other agreements.

         e. Control of the flow of natural gas and associated products through the Venice Complex and to the proper recipients, in accordance with the instructions of the owners of such gas and products or their designees, and maintenance of appropriate records and documentation in connection with this function.

         f. Performing gas control functions similar to those described in paragraph e. above for Venice Gathering Company.

         g. Establishing liaison with area producers, gas pipeline companies, residue gas purchasers, and all other parties providing gas to the Venice Complex for processing or receiving products or services.

         h. Subject to the capabilities of the Venice plant, manufacture product in accordance with specifications and instructions as provided by Chevron from time to time.

         i. Engineering required for day-to-day operation of the Venice Complex, but not including engineering work associated with expansion or significant reconfiguration of the Venice Complex, or associated with special operational or other studies of the performance of the Venice Complex or a portion thereof.

         j. Acquiring, installing, operating and maintaining facilities, vehicles and ancillary equipment used or useful in connection with the operation of the Venice Complex.

         k. Securing and maintaining required operating licenses and permits.

         l. Preparing all regulatory, administrative and governmental reports as may be required by the Department of Interior, the Minerals Management Service, and all other applicable governmental agencies and authorities having jurisdiction.
                  Examples:

                           Maintain pipeline safety systems for connected gathering pipelines in accordance with applicable regulations

                           Perform compliance checks on pipeline safety systems for connected gathering pipelines as required by regulations

                           Maintain records on file of all information and reports transmitted to Chevron in accordance with regulatory requirements

                           Maintain pipeline manuals for connected gathering pipelines as required by Department of Transportation regulations

                           Perform applicable compliance checks for connected gathering pipelines as required by Department of Transportation regulations, including:

                                    Valve inspections and maintenance

                                    Erosion/corrosion surveys of risers and
                                    piping situated at the Venice Complex

                                    Pig trap inspections and maintenance
                                    situated at the Venice Complex

                           Handle all federal, state and parish reporting requirements applicable to operation of the Venice Complex

         m. Preparing proposals and supervising work on capital projects, including plant modifications and improvements, as approved by Chevron.

         n. Providing requested information in conjunction with, and paying, all applicable taxes other than income or AD VALOREM taxes, including, but not limited to, federal or state taxes, payroll taxes, real or personal property taxes, and other taxes associated with the Venice Complex.

         o. Paying and discharging promptly all Expenditures incurred in connection with the operation, modification and expansion of the Venice Complex, taking advantage of trade discounts where available.

         p. Performing the duties incumbent upon Chevron in the operating agreements identified in Section 1.10. To the extent that duties and responsibilities in such agreements conflict with or are inconsistent with the duties and responsibilities required of Contractor under this Agreement, Contractor shall notify Chevron and shall consult with Chevron on the proper resolution of such conflicts or inconsistencies. Chevron will protect and indemnify Contractor from and against any resulting liabilities or claims, unless Contractor fails to follow Chevron's written directions concerning such resolutions.

         q. Administration of division orders, in a manner consistent with industry standards and with Contractor's policy of not assuming royalty payment liabilities, for producers having executed gas processing or gathering agreements with Chevron involving the Venice Complex.

         r. Adequately train Contractor's personnel to perform the duties of operator as provided herein, to ensure safe operating practices, and to comply with all applicable federal, state and local laws, rules, regulations, ordinances and orders. Chevron shall have the right, no more often than once during each year during the term hereof and during normal business hours, to ensure Contractor's compliance with the foregoing.

         s. Generally carrying out administrative, maintenance, technical and supervisory services necessary for the operation of the Venice Complex. Examples:

                           Update new plant owners and Venice Gathering Company shippers into accounting systems used by Contractor in performing its duties hereunder

                           Set up and send plant statements and other information via electronic mail, to the extent available or mutually agreed

                           Accommodate audit requests by Chevron, other joint owners if any, connected pipelines, and parties to processing, gathering, fractionation, storage, terminaling or other agreements and gathering agreements on the Venice Complex

                           Provide reasonably safe storage of critical audit information

                           Provide safe back-up of electronic data (operations and accounting records)

                           Make necessary accounting adjustments as a result of mutually agreed-upon audit exceptions for Chevron (pursuant to Section 6.5) and for third parties as needed

                           Prepare quarterly aging report on accounts receivable

                           Rerun any applicable accounting allocation in which parties would be materially impacted versus handling the change in subsequent accounting periods

                           Modify accounting allocation to add or delete new business

                           Perform monthly allocations for connected inlet pipelines

                           Comply with any active or future gas processing, gas gathering, fractionation, storage, terminaling or other agreements associated with the Venice Complex as directed by Chevron

                           Verify all contractors working at the Complex for Contractor have the necessary insurance

                           Generate and issue monthly invoices for gathering services rendered by Venice Gathering Company

                           Provide monthly allocation by the last day of the Month following the Month of production

                           Coordinate with pipelines and producers for GPM tests

                           Sample at least semiannually, and determine more frequent sampling times as necessary to meet the requirements of various pipeline and processing agreements affecting products from the Venice Complex

                           Provide notice of meter tests to Chevron and other associated parties

                           Read and interpret in a reasonable manner, consistent with then-current industry practices and procedures, production charts and meters; determine rates; determine condensate and oil gravity

                           Set and monitor chemical injection rates; maintain chemical inventories and equipment for corrosion inhibition program as prescribed by third-party chemical company

                           Operate and perform minor maintenance on all gas, condensate and water measurement equipment

                           Operate and periodically test SCADA equipment, if and when installed

                           Interpret in a reasonable manner, consistent with then-current industry practices and procedures, gas meter charts; calculate gas volumes and liquid volumes

                           Maintain cathodic protection systems or other corrosion protection systems

                           Receive pipeline pigs through connected gathering pipelines

                           Assist Chevron in coordinating the disposal and handling of any naturally occurring radioactive material ("NORM") recovered by pigging operations through connected gathering pipelines

                           Develop and implement a NORM operating and emergency procedure manual, and ensure compliance by all affected Contractor or third-party personnel

                           Arrange third-party meter calibrations and maintenance on gas meters and liquid meters

                           Report immediately to Chevron any significant well, equipment, production, regulatory or logistical problem detected by Contractor

                           Maintain the currently existing hurricane evacuation plan

                           Establish contact and maintain the currently existing emergency response evacuation plan including area residents

                           Operate and perform minor maintenance on safety and safety alarm equipment

                           Maintain up-to-date flow schematics for connected gathering pipelines and associated piping

         Chevron reserves the right at any time and from time to time to assume itself any or all of the foregoing duties upon written notice to Contractor; provided, however, that except as provided in Section 2.2, such assumption shall not affect the Operating Fee payable to Contractor hereunder, and that such assumption shall not materially and adversely affect Contractor's ability to perform the duties retained by it hereunder.

2. It is specifically understood by the parties hereto that this Agreement does not authorize or otherwise require Contractor, as operator of the Venice Complex, to conduct the following:

         a. Payment or distribution of royalties on liquid hydrocarbon products recovered at the Venice Complex.

         b. Payment of periodic rentals affecting surface leases or rights-of-way comprising part of the Venice Complex.

         c. Administration of division orders for parties other than those specified in paragraph 1.q.

         d. Allocation of any product to the individual wells of any producer, owner or purchaser thereof delivering such to a tank battery in the Venice Complex.

         e. Site remediation of the Delta Gathering Station and Venice Stabilizer Plant earthen water disposal pits.

         f. Design or construction of any facilities, or application for any regulatory approval, that would allow Contractor to divert natural gas from one interstate pipeline to another at the Venice Complex.

         g. Solicitation of potential investors or participants in ownership of the Venice Complex.

         h. Entering into any contractual relationships with potential customers for processing, gathering, fractionation, terminaling, storage or other services to be provided at the Venice Complex or any portion thereof.

         i. Action of any kind before or in any docket the Federal Energy Regulatory Commission in any matter affecting the Venice Complex, whether on behalf of Chevron, in support of Chevron's position therein, or contrary to Chevron's position therein.

                                   EXHIBIT "E"

                 VENICE COMPLEX PLAT AND LIST OF MAJOR EQUIPMENT

STEAM SYSTEM

Five nominal 120,000 lb/hr boilers and a 45,000 lb/hr heat recovery steam generator provide 600 psig 750(degrees) F. steam to the steam system. High pressure steam is used in the following steam turbines:

         Two nominal 10,000 hp condensing turbines driving gas plant refrigeration compressors. One turbine runs at the current gas throughput.

         One nominal 4,500 hp condensing turbine driving fractionation plant refrigeration compressor. This unit is used in warm weather at the current gas throughput.

         Three 3,000 kw condensing turbines driving generators. One unit runs at the current gas throughput.

         Five 750 hp turbines driving cooling water pumps. These turbines exhaust into the 250 psig steam header. Two units currently operate.

         Three 310 hp turbines driving boiler feed water pumps. These turbines exhaust into the 50 psig steam header.

         Three 110 hp turbines driving boiler forced draft fans. These turbines exhaust in to the 50 psig steam header.

Medium pressure steam (250 psig, 450(degrees) F.) is used to drive smaller turbines and provide heat to several high temperature reboilers and heaters. Low pressure steam (50 psig, 350(degrees) F.) is used to provide heat to the Fractionation plant, amine unit and several low temperature utility users.

COOLING WATER SYSTEM

Once through cooling water is taken from and returned to Pass Tante Phine. Capacity of each cooling water pump is 22,500 gpm.

ELECTRICAL SYSTEM

As mentioned earlier, there are three 3000 kw steam turbine driven generators. In addition, there is one Centaur H driven generator with a nominal capacity of 3,700 kw. At current gas throughput, this generator shares the load with one steam turbine driven generator.

REFRIGERATION SYSTEMS

Two propane refrigeration systems serve the plant. The Gas plant is served by two nominal 10,000 hp compressors. These compressors provide -50(Degree) F propane to two inlet gas chillers and two lean oil presaturator chillers.Cooling water is used in propane condensers.

A second propane refrigeration system, served by a nominal 4,500 hp compressor, provides 40(degrees) F propane to the deethanizer reflux condenser and the EP product condenser. Cooling water is used in propane condensers.

GAS PLANT

The gas plant consists of two nominal 400 MMscfd gas chilling and absorption trains and a nominal 2,350 gpm lean oil plant. Each gas train consists of a gas to gas exchanger, a gas chiller (served with -50(degrees) F propane), a hydrocarbon ethylene glycol separator and an absorber. The lean oil plant consists of a rich oil demethanizer (ROD), a rich oil prefractionator (ROPF), a rich oil fractionator (ROF) and a number of heat exchangers, pumps and vessels.

Three 47 MMBtu/hr direct fired heaters provide heat to the ROF. A nominal 500 hp steam turbine driven compressor, or a 500 hp electric motor driven compressor, compresses vapor raw product before condensation. The steam turbine is driven by 250 psig steam and exhausts into the 50 psig header.

ETHYLENE GLYCOL SYSTEM

A 24 gpm ethylene glycol system provides EG to the inlet gas to gas exchangers and chillers to inhibit formation of gas hydrates. The EG reboiler is heated with 250 psig steam.

PRODUCT FRACTIONATION PLANT

The fractionation plant consists of a deethanizer, a depropanizer, a debutanizer, a butanes splitter, and a number of heat exchangers, pumps and vessels. Plant capacity is about 27,000 bpd while making a purity ethane product, and 30,000 bpd for making an 80/20 EP product. The plant is served with 50 psig steam, once through cooling water, and 40 F propane refrigerant.

AMINE SYSTEM

A conventional 200 gpm MEA unit provides amine for removal of CO2 from the EP vapor product. Amine still reboiler is heated with 50 psig steam.

DELTA GATHERING STATION

Delta Gathering Station is primarily a gas dehydration and compression facility for five inlet gas/condensate pipelines and one gas/oil pipeline. The gas is transported via a 26-inch line to the Venice stabilizer plant, and ultimately to the gas plant. The condensate and oil is treated and sold into a Chevron Pipe Line Company line that terminates in Empire. The following is a summary of the major pieces of equipment to accomplish this goal.

Inlet Compression:

         3 - recip compressors totaling 4300 hp on a 100 psig system

         2 - 1100 hp saturns on a 600 psig system

         3 - 3700 hp centaurs and 4 - 1100 hp saturns on an 800 psig system

Inlet Separation:

         3 - 2 phase separators on each of the above mentioned systems

         8 - tanks ranging from 5000 bbls to 20000 bbls each for water, condensate and oil

         1 - VRU for tank vapors

Inlet Dehydration:

         5 - dehydration towers totaling 525 MMscfd capacity

         4 - glycol reboilers and VRU

Oil Treating:

         2 - 10,000 bbl chem electric heater treaters

         4 - LACT units

VENICE STABILIZER PLANT

Venice Stabilizer Plant was originally a condensate stabilizer facility, but it is currently used for inlet and residue gas metering and some recompression for Delta Gathering Station and the Venice gas plant. It also has three inlet gas/condensate lines that flow in at plant pressure, with associated treating facilities. Shell Pipeline is currently building a meter area that will have 10 12-inch meters. The following is a summary of the major pieces of equipment to accomplish this goal.

Metering:

         8 - inlet meters ranging from 6 inches to 16 inches

         9 - residue meters ranging from 8 inches to 16 inches

         3 - 10-inch turbine meters

         1 - Sonic Nozzle prover system

         TETCO, Columbia Gulf and Sonat Check meter facilities

Recompression:

         3 - 1200 hp saturns

         1 - 700 hp recip

Inlet Separation:

         2 - 3 phase separators

         3 - condensate and water storage tanks

         1 - LACT